TCS Contact:	Investor Relations:
TeleCommunication Systems, Inc. Tom Brandt, CFO 410-280-1001 tbrandt@telecomsys.com	Liolios Group, Inc. Scott Liolios 949-574-3860 info@liolios.com

TCS Announces Formation of Special Committee to Explore Strategic Alternatives

ANNAPOLIS, Md. – July 6, 2015 – TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in secure and highly reliable wireless communication technology, today announced that its Board of Directors has established a Special Committee comprised solely of independent directors to explore strategic alternatives to enhance stockholder value. The Special Committee has retained independent legal advisors and has engaged Lazard as its financial advisor.

No timetable has been set for TCS’s evaluation of strategic alternatives. TCS does not expect to comment further or update the market with any additional information on this matter unless and until the Special Committee has approved a specific transaction or otherwise deems disclosure necessary or appropriate. There is no certainty that the review of strategic alternatives will result in TCS pursuing a particular transaction or completing any such transaction.

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS), headquartered in Annapolis, Maryland, is a world leader in secure and highly reliable wireless communications. Our patented solutions, global presence, operational support and engineering talent enable 9-1-1, commercial location-based services and deployable wireless infrastructure; cybersecurity; defense and aerospace components; and applications for mobile location-based services and messaging. Our principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. Learn more at www.telecomsys.com.

All statements regarding the Company’s expected plans are forward-looking statements and include statements related to the Company’s decision to explore strategic alternatives. The words “anticipates,” “will,” “expect,” “intends” and words of similar meaning identify forward-looking statements. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involves risks and uncertainties, including the decision by the Company to explore one or more strategic alternatives, the Company’s ability to successfully implement one or more strategic alternatives, whether the strategic alternatives could result in enhanced stockholder value and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company’s expectations can be found in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or circumstances or otherwise except as required by applicable law.